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                                                                  EXHIBIT 3.1(b)




            CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
              FOR USE BY DOMESTIC PROFIT AND NONPROFIT CORPORATIONS


         Article III of the Articles of Incorporation is hereby amended to read as follows:

               The total authorized capital stock of the Corporation is Ten Million (10,000,000) shares of common stock with no par value, all of one class with voting rights.

     The foregoing amendment to the Articles of Incorporation was duly adopted on the 18th day of April, 2000, by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation at a meeting the necessary votes were cast in favor of the amendment.


                                        PROFIT CORPORATION:


                                        Signed this 20th day of April, 2000


                                        BY: /s/ David W. Hole
                                           ---------------------------------
                                            David W. Hole, President